Exhibit 10.2

LLC INTEREST PURCHASE AGREEMENT
by and among

HOLLYFRONTIER CORPORATION,
as Seller,
HEP UNEV HOLDINGS LLC,
as Buyer
and
HOLLY ENERGY PARTNERS, L.P.

Dated as of July 12, 2012

ARTICLE I	DEFINED TERMS 2

1.1	Defined Terms 2

ARTICLE II	PURCHASE OF LLC INTERESTS 9

2.1	Transfer of LLC Interests 9

2.2	Consideration 9

2.3	Purchase Price Adjustment 9

ARTICLE III	CLOSING 11

3.1	Closing 11

3.2	Deliveries by Seller 11

3.3	Deliveries by Buyer 12

3.4	Closing Costs; Transfer Taxes and Fees 13

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER 13

4.1	Organization 13

4.2	Authorization 13

4.3	Status of Company and UNEV Pipeline 14

4.4	No Conflicts or Violations; No Consents or Approvals Required 15

4.5	Absence of Litigation 15

4.6	Title to LLC Interests; Capitalization 15

4.7	No Undisclosed Liabilities 16

4.8	No Employees 17

4.9	Taxes 17

4.10	Brokers and Finders 17

4.11	Condition of Pipeline 17

4.12	Title to Assets 17

4.13	Permits 17

4.14	Banking Relationships 18

4.15	Representations Relating to the Unit Consideration 18

4.16	Compliance with Law 18

4.17	Material Contracts 18

4.18	Seller Security 18

4.19	Insurance 18

4.20	Legends 19

4.21	WAIVERS AND DISCLAIMERS 19

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER 20

5.1	Organization 20

5.2	Authorization 20

5.3	No Conflicts or Violations; No Consents or Approvals Required 21

5.4	Absence of Litigation 21

5.5	Brokers and Finders 21

5.6	Validity of Profits Interest 21

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP 21

6.1	Organization 21

6.2	Authorization 21

6.3	No Conflicts or Violations; No Consents or Approvals Required 22

6.4	Absence of Litigation 22

6.5	Brokers and Finders 22

6.6	Validity of Aggregate Units 22

6.7	No Knowledge of Breach 22

ARTICLE VII	COVENANTS 23

7.1	Cooperation 23

7.2	Additional Agreements 23

7.3	Listing of Unit Consideration on New York Stock Exchange 23

ARTICLE VIII	ADDITIONAL AGREEMENTS 23

8.1	Further Assurances 23

8.2	Tariff Increases 23

8.3	Future Capacity Expansion 24

ARTICLE IX	INDEMNIFICATION 24

9.1	Indemnification of Buyer and Seller 24

9.2	Defense of Third-Party Claims 24

9.3	Direct Claims 26

9.4	Limitations 26

9.5	Tax Related Adjustments 27

ARTICLE X	MISCELLANEOUS 27

10.1	Expenses 27

10.2	Notices 27

10.3	Severability 28

10.4	Governing Law; Jurisdiction; Waiver of Jury Trial 29

10.5	Arbitration Provision 29

10.6	Parties in Interest 30

10.7	Assignment of Agreement 30

10.8	Captions 30

10.9	Counterparts 30

10.10	Director and Officer Liability 30

10.11	Integration 30

10.12	Effect of Agreement 30

10.13	Amendment; Waiver 30

ARTICLE XI	INTERPRETATION 31

11.1	Interpretation 31

11.2	References, Gender, Number 32

Exhibits:
Exhibit A    -    Form of Assignment
Exhibit B    -    Form of Amended and Restated Omnibus Agreement
Exhibit C    -    Form of Waiver
Exhibit D    -    Form of LLC Agreement of HEP UNEV Holdings LLC
Exhibit E    -    Form of Amendment to UNEV Pipeline LLC Agreement
Schedules:
Schedule 1.1        -    Certain Specified Buyer Indemnified Costs
Schedule 4.3(a)    -    Company Foreign Qualifications
Schedule 4.3(b)    -    UNEV Pipeline Foreign Qualifications
Schedule 4.4        -    Seller Consents
Schedule 4.5        -    Pending Litigation and Claims
Schedule 4.6(d)    -    Ownership in UNEV Pipeline
Schedule 4.7        -    Liabilities
Schedule 4.11        -    Condition of Pipeline
Schedule 4.12        -    Title to Assets
Schedule 4.13        -    Permits
Schedule 4.14        -    Banking Relationships
Schedule 4.17        -    Material Contracts
Schedule 4.18        -    Seller Security
Schedule 5.3        -    Buyer Consents
Schedule 6.3        -    Partnership Consents

/10908439
US 1472034v.2

LLC INTEREST PURCHASE AGREEMENT
THIS LLC INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of July 12, 2012, is made and entered into by and among HollyFrontier Corporation, a Delaware corporation (“Seller”), HEP UNEV Holdings LLC, a Delaware limited liability company (“Buyer”), and Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
WHEREAS, Seller is the sole member of HEP UNEV Pipeline LLC (f/k/a Holly UNEV Pipeline Company), a Delaware limited liability company (the “Company”);
WHEREAS, the Company is the owner of 75% of all of the issued and outstanding membership interests (the “UNEV Membership Interests”) in UNEV Pipeline, LLC, a Delaware limited liability company (“UNEV Pipeline”);
WHEREAS, UNEV Pipeline is the owner of an approximately 400 mile, 12-inch refined products pipeline currently running from Woods Cross, Utah to Las Vegas, Nevada, related products terminals in or near Cedar City, Utah and Las Vegas, Nevada, and other related assets (collectively, the “Pipeline”);
WHEREAS, Buyer, which is wholly owned by the Partnership, wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of the issued and outstanding limited liability company interests of the Company (the “LLC Interests”) in exchange for the consideration set forth herein;
WHEREAS, it is the intention of the Parties that the Purchase Price (as defined below) be adjusted as set forth herein to reduce the Cash Consideration (as defined below) by the aggregate amount of the distributions by the Partnership to be received by Seller and its Affiliates and the Partnership’s general partner as a result of the issuance of the Unit Consideration (as defined below) for the second quarter of 2012 and the portion of the third quarter of 2012 during which such entities did not hold the Units (as defined below);
WHEREAS, in connection with the acquisition of the LLC Interests, the Parties wish to (i) amend certain provisions of the Omnibus Agreement (as defined below), (ii) waive certain provisions of the Partnership Agreement (as defined below) of the Partnership, and (iii) amend and restate the LLC Agreement (as defined below) to, among other things, provide for the issuance of the Profits Interest (as defined below) to Seller (or its designee).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I
DEFINED TERMS

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1.1    Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.
“Action” shall mean any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Entity or any arbitration proceeding.
“Affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, no HollyFrontier Entity will be considered an Affiliate of an HEP Entity, and no HEP Entity will be considered an Affiliate of a HollyFrontier Entity.
“Agreement” shall have the meaning set forth in the preamble.
“Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, Order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Entity having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.
“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Seller, on the one hand, and Buyer, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“Assignment” shall have the meaning set forth in Section 3.2(a).
“business day” means any day on which banks are open for business in Texas, other than Saturday or Sunday.

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“Buyer” shall have the meaning set forth in the preamble.
“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Buyer, the Partnership, or their Affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by Buyer, the Partnership, or their Affiliates, in connection with this Agreement or the Closing.
“Buyer Indemnified Costs” means, subject to Article IX, any and all damages, losses, Claims, assessments, judgments, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of or relate to:
(i)    any breach of a representation, warranty or covenant of Seller under this Agreement,
(ii)    any obligations or duties of the Company or UNEV Pipeline under any Construction Contract (including, without limitation, the Company’s payment obligations under such Construction Contracts and the cost to complete construction of the Pipeline as set forth in such Construction Contracts), and
(iii)    the matters described on Seller Disclosure Schedule 1.1.
Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude (A) any and all indirect, consequential, punitive, or exemplary damages (other than those that are a result of (x) a third-party action for such indirect, consequential, punitive or exemplary damages or (y) the gross negligence or willful misconduct of Seller or, to the extent occurring before the Closing Date, the Company or UNEV Pipeline) and (B) any and all damages, losses, Claims, assessments, judgments, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of or relate to any defect in the construction of the Pipeline, including without limitation, any matter that is covered by a warranty under a Construction Contract, unless such matter is listed on Seller Disclosure Schedule 1.1 or constitutes a breach of Section 4.11 (Condition of Pipeline). Notwithstanding anything herein to the contrary, Buyer Indemnified Costs shall only include amounts not taken into account in determining Effective Time Working Capital.
“Buyer Indemnified Parties” means Buyer and the Partnership and each officer, director, partner, manager, employee, consultant, stockholder, and Affiliate of Buyer and the Partnership, including, without limitation, the Company and UNEV Pipeline (and their respective heirs and successors, as applicable); provided, however, that for the avoidance of doubt none of Sinclair Transportation Company, its Affiliates or the managers of UNEV Pipeline appointed by Sinclair Transportation Company pursuant to the UNEV Pipeline LLC Agreement shall be Buyer Indemnified Parties.
“Cap” shall have the meaning set forth in Section 9.4(b).

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“Cash Consideration” shall have the meaning set forth in Section 2.2(a)(i).
“Certificates” has the meaning set forth in Section 2.2(c).
“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Claimant” shall have the meaning set forth in Section 10.5.
“Closing” shall have the meaning set forth in Section 3.1.
“Closing Date” shall have the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means common units of limited partnership of the Partnership.
“Company” shall have the meaning set forth in the recitals.
“Consents” means all notices to, authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, and any notices to, consents or approvals of any other third party, in each case that are required by Applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
“Construction Contract” means any Contract relating to the original planned construction of the Pipeline, as such Contract is in effect as of the date hereof (including any change orders agreed to by the parties to such Contracts prior to the date hereof, whether or not such change order has properly been documented as of the date hereof).
“Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
“Conversion” shall have the meaning set forth in Section 4.3(e).
“Current Assets” means cash and cash equivalents and accounts receivable of UNEV Pipeline determined in accordance with GAAP.
“Current Liabilities” means accounts payable, accrued expenses and accrued short term liabilities of UNEV Pipeline determined in accordance with GAAP.

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“Deductible” shall have the meaning set forth in Section 9.4(b).
“DLLCA” means the Delaware Limited Liability Company Act, as in effect from time to time.
“Effective Time” shall have the meaning set forth in Section 3.1.
“Effective Time Working Capital” means, without duplication of any adjustment otherwise expressly provided for in this Agreement, (a) the Current Assets, less (b) the Current Liabilities determined as of the Effective Time.
“Encumbrance” means any mortgage, pledge, charge, hypothecation, Claim, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of law, and any voting trust or voting agreement, stockholder agreement or proxy.
“FERC” means Federal Energy Regulatory Commission.
“Fundamental Representations” shall have the meaning set forth in Section 9.4(a).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Entity” means any Federal, state, local or foreign court or governmental agency, authority or instrumentality or regulatory body.
“HEP Common Unit 10-Day VWAP” shall have the meaning set forth in Section 2.2(a)(ii).
“HEP Entities” means Holly Logistic Services, L.L.C., HEP Logistics Holdings, L.P. and the Partnership and its direct and indirect subsidiaries.
“HollyFrontier Entities” means Seller and its direct and indirect subsidiaries other than the HEP Entities. For the avoidance of doubt, Holly Logistics Limited LLC will be considered a HollyFrontier Entity and not an HEP Entity.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Costs” means Buyer Indemnified Costs and Seller Indemnified Costs, as applicable.
“Indemnified Party” means any Buyer Indemnified Party or any Seller Indemnified Party, as applicable.
“Indemnifying Party” has the meaning set forth in Section 9.2.

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“Instruction Letter” has the meaning set forth in Section 2.2(c).
“knowledge” and any variations thereof or words to the same effect shall mean (i) with respect to Seller, actual knowledge after reasonable inquiry of the following person: James E. Resinger; and (ii) with respect to Buyer or the Partnership, actual knowledge after reasonable inquiry of the following persons: Bruce R. Shaw and Mark T. Cunningham.
“LLC Agreement” shall have the meaning set forth in Section 3.2(e).
“LLC Interests” shall have the meaning set forth in the recitals.
“Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any person that materially affects the business of such person or that materially impedes the ability of any person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
“Material Contracts” shall have the meaning set forth in Section 4.17.
“Omnibus Agreement” means that certain Sixth Amended and Restated Omnibus Agreement effective as of November 1, 2011, by and among Seller, Holly Logistic Services, L.L.C., a Delaware limited liability company, the Partnership, Holly Energy Partners – Operating, L.P., HEP Logistics GP, L.L.C., a Delaware limited liability company, HEP Logistics Holdings, L.P., a Delaware limited partnership, and the other HollyFrontier Entities and HEP Entities signatory thereto, and as amended and restated as of the date hereof.
“Operator” means Holly Energy Partners – Operating, L.P., a Delaware limited partnership.
“Option Agreement” means that certain Option Agreement entered into as of January 31, 2008, by and among Seller, the Company, the Partnership and the other HollyFrontier Entities and HEP Entities signatory thereto, as amended.
“Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
“Partnership” shall have the meaning set forth in the preamble.
“Partnership Agreement” shall have the meaning set forth in Section 3.2(d).
“Party” and “Parties” shall have the meanings set forth in the preamble.

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“Permits” means all permits, consents, authorizations, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary for the lawful ownership and operation of the Pipeline.
“Permitted Encumbrances” means (i) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairmen’s, landlord’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable; and (iii) such other encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Company or UNEV Pipeline, of the property subject thereto or affected thereby, and including without limitation capital leases. With respect to the UNEV Membership Interests, Permitted Encumbrances include any Encumbrances on the UNEV Membership Interests arising under the provisions of the UNEV Pipeline LLC Agreement. With respect to the Pipeline, Permitted Encumbrances include any Encumbrances on the Pipeline described on Seller Disclosure Schedule 4.5.
“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Pipeline” shall have the meaning set forth in the recitals.
“Profits Interest” means that membership interest in Buyer issued to Seller (or its designee) in connection with the execution and delivery of the LLC Agreement as provided in Section 3.2(e).
“Purchase Price” shall have the meaning set forth in Section 2.2(a).
“Respondent” shall have the meaning set forth in Section 10.5.
“Restated Omnibus Agreement” shall have the meaning set forth in Section 3.2(c).
“Second Quarter Purchase Price Adjustment” shall have the meaning set forth in Section 2.3(b)(i).
“Securities Act” shall have the meaning set forth in Section 4.15.
“Seller” shall have the meaning set forth in the preamble.
“Seller Ancillary Documents” shall mean each agreement, document, instrument or certificate to be delivered by Seller, or its Affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by Seller, or its Affiliates, in connection with this Agreement or the Closing.
“Seller Indemnified Costs” means (a) any and all damages, losses, Claims, liabilities, charges, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any Seller Indemnified Party incurs and that arise out of or relate to any breach of a representation, warranty

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or covenant of Buyer or the Partnership under this Agreement, and (b) any and all Claims, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all indirect, consequential, punitive or exemplary damages (other than those that are a result of (x) a third-party action for such indirect, consequential, punitive or exemplary damages or (y) the gross negligence or willful misconduct of Buyer or the Partnership or, to the extent occurring from and after the Closing Date, the Company or UNEV Pipeline).
“Seller Indemnified Parties” means Seller and each officer, director, partner, manager, employee, consultant, stockholder, and Affiliate of Seller (and their respective heirs and successors, as applicable).
“third-party action” has the meaning set forth in Section 9.2.
“Third Quarter Purchase Price Adjustment” shall have the meaning set forth in Section 2.3(b)(ii).
“Transportation Agreements” means the Amended and Restated Transportation Services Agreement, effective as of January 1, 2012, between HollyFrontier Refining & Marketing LLC and UNEV Pipeline and the Amended and Restated Transportation Services Agreement, effective as of January 1, 2012, between Sinclair Oil Corporation and UNEV Pipeline.
“UNEV Membership Interests” has the meaning set forth in the recitals.
“UNEV Pipeline” shall have the meaning set forth in the recitals.
“UNEV Pipeline LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of UNEV Pipeline dated as of December 21, 2007, as amended as of the date hereof.
“Unit Consideration” has the meaning set forth in Section 2.2(a)(ii).
“Units” shall have the meaning set forth in Section 2.2(a)(ii).
“Waiver” shall have the meaning set forth in Section 3.2(d).
“Woods Cross Expansion Completion Date” means the first date on which both: (a) mechanical completion of the installation of new equipment at Seller’s Woods Cross facility is completed according to its design and permitted basis, as described by Seller’s management as the Woods Cross Phase I expansion, and (b) achievement by the Seller’s Woods Cross refinery of an average actual crude charge rate over a period of 15 consecutive days of at least 40,000 barrels per day, shall have occurred.
“Working Capital Adjustment” shall have the meaning set forth in Section 2.3(a)(iii).
Article II
PURCHASE OF LLC INTERESTS

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2.1    Transfer of LLC Interests. Subject to all of the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller the LLC Interests, free and clear of all Encumbrances.
2.2    Consideration.
(a)    The aggregate consideration to be paid by or on behalf of Buyer for the LLC Interests and the Waiver shall be (x) the issuance of the Profits Interest to Seller (or its designee) and (y) $315,000,000 (clause (x) and (y) collectively, the “Purchase Price”), subject to adjustment pursuant to Section 2.3, to be paid as follows:
(i)    $260,000,000 in immediately available funds (the “Cash Consideration”); and
(ii)    $55,000,000 in 1,029,900 Common Units (the “Units”) issued to Seller (or an Affiliate of Seller designated by Seller) (the “Unit Consideration”), which valuation is based upon the volume-weighted average price of the Partnership’s Common Units, as quoted on the New York Stock Exchange, for the 10 trading days immediately preceding the announcement date of the transactions contemplated by this Agreement (the “HEP Common Unit 10-Day VWAP”).
(b)    The Cash Consideration, subject to adjustment pursuant to Section 2.3, shall be delivered by Buyer to Seller (or its designee) at the Closing by wire transfer of immediately available funds to the account specified by Seller (or its designee); provided, however that the Cash Consideration allocated to the Waiver pursuant to Section 2.2(d) below shall be delivered to HEP Logistics Holdings, L.P. (or its designee).
(c)    The Unit Consideration shall be paid by the Partnership, on behalf of Buyer, at the Closing by delivery of a letter to the Partnership’s transfer agent (the “Instruction Letter”) irrevocably instructing such transfer agent to deliver certificates representing the Unit Consideration issued in the name of Seller or its designee (the “Certificates”), which Instruction Letter shall be in a form and substance reasonably acceptable to both Buyer and Seller.
(d)    A portion of the Cash Consideration in the amount of $15,400,000 shall be allocated to the Waiver and treated as a cash distribution by the Partnership to HEP Logistics Holdings, L.P. Notwithstanding anything to the contrary in the Partnership Agreement, the Partnership will not allocate any income to Seller with respect to the incentive distribution rights waived in connection with the Waiver.
(e)    The portion of the Cash Consideration that qualifies for treatment as a reimbursement for capital expenditures incurred with respect to Seller’s interest in UNEV Pipeline pursuant to Treasury Regulations Section 1.707-4(d)(2)(ii) shall be determined by Seller and reported consistently by the Parties.
2.3    Purchase Price Adjustments.

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(a)    Effective Time Working Capital Adjustment.
(i)    Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Effective Time Working Capital.
(ii)    Within 30 days after Buyer delivers its calculation of Effective Time Working Capital, Seller and its accountants and representatives shall complete its review of the calculation of Effective Time Working Capital. If during such review period Seller objects to Buyer’s calculation of Effective Time Working Capital, Seller and Buyer shall cooperate in good faith to promptly (x) resolve any such objection, dispute or disagreement relating to the calculation of the Effective Time Working Capital and (y) finally determine the Effective Time Working Capital. If Seller does not object to Buyer’s calculation of Effective Time Working Capital by the end of such 30 day period, the Effective Time Working Capital as calculated by Buyer shall be deemed finally determined.
(iii)    If the Effective Time Working Capital as finally determined is a positive number, Buyer shall pay to Seller an amount equal to the product of the amount of the Effective Time Working Capital as finally determined multiplied by 0.75. If the Effective Time Working Capital as finally determined is a negative number, Seller shall pay to Buyer an amount equal to the product of the amount of the Effective Time Working Capital as finally determined multiplied by 0.75 (any payment pursuant to this clause (iii), the “Working Capital Adjustment”).
(iv)    Any Working Capital Adjustment shall be payable on or prior to five (5) business days after the calculation of the Effective Time Working Capital becomes finally determined in accordance with this Section 2.3(a).
(b)    Distribution Purchase Price Adjustments.
(i)    Second Quarter Purchase Price Adjustment. The Purchase Price shall be reduced by an amount equal to the aggregate increased distributions to Seller and its Affiliates and the Partnership’s general partner (including with respect to the incentive distribution rights) with respect to the second quarter of 2012 due to the issuance of the Units (the “Second Quarter Purchase Price Adjustment”).
(ii)    Third Quarter Purchase Price Adjustment. The Purchase Price shall be further reduced by an amount equal to the product of (A) the aggregate distributions made to Seller and its Affiliates and the Partnership’s general partner (including with respect to the incentive distribution rights) with respect to the third quarter of 2012 due to the issuance of the Units, multiplied by (B) the quotient of the number of calendar days between July 1, 2012 and the Closing Date, divided by 92 days (the “Third Quarter Purchase Price Adjustment”).
(iii)    If there is any Second Quarter Purchase Price Adjustment to be made

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under Section 2.3(b)(i) and the amount of the distributions to the holders of the Common Units for the second quarter of 2012 has been declared on or prior to the Closing Date, then the Cash Consideration shall be reduced by the Second Quarter Purchase Price Adjustment. If the amount of the distributions to the holders of the Common Units for the second quarter of 2012 has not been declared on or prior to the Closing Date, then Seller shall promptly (and in any event within three (3) business days) following its receipt of such distributions pay an amount equal to the Second Quarter Purchase Price Adjustment to Buyer (or its designee) in immediately available funds.
(iv)    If there is any Third Quarter Purchase Price Adjustment to be made under Section 2.3(b)(ii), then Seller shall promptly (and in any event within three (3) business days) following its receipt of such distributions pay an amount equal to the Third Quarter Purchase Price Adjustment to Buyer (or its designee) in immediately available funds.
(c)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3 shall be treated as an adjustment to the Purchase Price by the Parties for tax purposes, unless otherwise required by law.
Article III
CLOSING
3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement. The date on which the Closing takes place is referred to herein as the “Closing Date.” If the Closing occurs, the Closing shall be deemed to be effective as of 12:01 a.m., Dallas, Texas time, on the Closing Date (the “Effective Time”); provided, however, that the issuance of the Unit Consideration and the Profits Interest shall be effective at the time such Units and Profits Interest are actually issued on the Closing Date and such Units and Profits Interest shall not be considered outstanding until such issuance.
3.2    Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(d)    A counterpart to the assignment of limited liability company interests conveying the LLC Interests to Buyer, substantially in the form of Exhibit A attached hereto (the “Assignment”), duly executed by Seller.
(e)    The original minute books, company books and membership registers for the Company and UNEV Pipeline.
(f)    A counterpart of the Seventh Amended and Restated Omnibus Agreement substantially in the form of Exhibit B attached hereto (the “Restated Omnibus Agreement”), duly executed by Seller and each applicable subsidiary of Seller (excluding the HEP Entities).
(g)    The Limited Partial Waiver of Incentive Distribution Rights under the First

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Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership substantially in the form of Exhibit C attached hereto (the “Waiver”), duly executed by the general partner of the Partnership.
(h)    A counterpart of the First Amended and Restated Limited Liability Company Agreement of Buyer substantially in the form of Exhibit D attached hereto (the “LLC Agreement”), duly executed by Seller.
(i)    Evidence in form and substance reasonably satisfactory to Buyer of the release and termination of all Encumbrances (other than Permitted Encumbrances) on the LLC Interests, the UNEV Membership Interests and the Pipeline.
(j)    To the extent applicable, assignment documents, duly executed by Seller, assigning each of the Permits held by Seller, if any, which are assignable by Seller to Buyer or Operator (or their designees), as applicable, in accordance with Applicable Law.
(k)    A properly executed certificate, in the form prescribed by Treasury regulations under Section 1445 of the Code, stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(l)    An amendment to the UNEV Pipeline LLC Agreement substantially in the form of Exhibit E attached hereto.
(m)    A counterpart to the termination agreement with respect to the Option Agreement in form and substance reasonably satisfactory to the Parties, duly executed by Seller and each HollyFrontier Entity party thereto.
(n)    A written resignation letter executed by each of Michael C. Jennings and Doug S. Aron in his capacity as a manager of each of UNEV Pipeline and the Company, effective as of the Closing.
(o)    A written resignation letter executed by each of Michael C. Jennings, Doug S. Aron, James Resinger, Gerald B. Faudel and David J. Jelmini, in his capacity as an officer of each of UNEV Pipeline and the Company, effective as of the Closing.
3.3    Deliveries by Buyer. At the Closing (or such later date as may be set forth below), Buyer shall deliver, or cause to be delivered, to Seller the following:
(a)    The Cash Consideration as provided in Section 2.2(a).
(b)    The irrevocable Instruction Letter as provided in Section 2.2(c).
(c)    Evidence in form and substance reasonably satisfactory to Seller that the Unit Consideration has been approved for listing by the New York Stock Exchange subject to official notice of issuance.
(d)    A counterpart to the Assignment duly executed by Buyer.

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(e)    A counterpart of the Restated Omnibus Agreement, duly executed by the Partnership and each applicable subsidiary of the Partnership.
(f)    A counterpart of the LLC Agreement, duly executed by Buyer and the Partnership.
(g)    A counterpart to the termination agreement with respect to the Option Agreement in form and substance reasonably satisfactory to the Parties, duly executed by the Partnership and each HEP Entity party thereto.
3.4    Closing Costs; Transfer Taxes and Fees.
(a)    Allocation of Costs. Buyer shall pay the cost of all sales, transfer and use taxes arising out of the transfer of the LLC Interests.
(b)    Reimbursement. If Buyer, on the one hand, or Seller, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.
(c)    Texas Franchise Tax Sharing Arrangement. The Company and UNEV Pipeline will be included in the Texas franchise tax combined group report filed by (i) Seller or an Affiliate of Seller for the period up to the Effective Time and (ii) Buyer or an Affiliate of Buyer for the period beginning with the Effective Time. The Parties agree that the Company shall promptly reimburse the Seller and the Buyer, or an Affiliate of the Seller or the Buyer, for the franchise tax paid on behalf of the Company and UNEV Pipeline as combined group members. For purposes of the preceding sentence, the franchise tax paid on behalf of the Company and UNEV Pipeline shall be equal to the franchise tax that the Company and UNEV Pipeline would have paid if they had computed their franchise tax liability for the report period as members of a combined group that included only the Company and UNEV Pipeline rather than as members of the Seller’s, Buyer’s or an Affiliate’s combined group.
Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that as of the date of this Agreement:
4.1    Organization. Seller is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.
4.2    Authorization. Seller has full corporate power and authority to execute, deliver, and perform this Agreement and any Seller Ancillary Documents to which it is a party. The execution, delivery, and performance by Seller of this Agreement and the Seller Ancillary Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller. This Agreement has been

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duly executed and delivered by Seller and constitutes, and each Seller Ancillary Document executed or to be executed by Seller has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
4.3    Status of Company and UNEV Pipeline.
(d)    The Company is duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware and (i) has all requisite limited liability company power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except, in the case of clause (ii), where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Material Adverse Effect. Seller Disclosure Schedule 4.3(a) lists all jurisdictions in which the Company is qualified to do business.
(e)    UNEV Pipeline is duly organized, validly existing and in good standing under the laws of the State of Delaware and (i) has all requisite limited liability company power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except, in the case of clause (ii), where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Material Adverse Effect. Seller Disclosure Schedule 4.3(b) lists all jurisdictions in which UNEV Pipeline is qualified to do business.
(f)    Other than the UNEV Membership Interests and the Pipeline, the Company does not, directly or indirectly, own any assets or any interest in any corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity, foreign or domestic.
(g)    UNEV Pipeline has not engaged in any business other than the construction, ownership and operation of the Pipeline. UNEV Pipeline has no assets except the Pipeline and the associated rights and obligations under the Construction Contracts.
(h)    The Company was converted from a Delaware corporation to a Delaware limited liability company on June 27, 2012 (the “Conversion”), in compliance with all Applicable Laws and the articles of incorporation, by-laws and all other governing documents of Holly UNEV Pipeline Company and there are no liabilities related to the Conversion.

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(i)    Seller has made available to Buyer a copy of the certificate of formation and limited liability company agreement of the Company and UNEV Pipeline, each copy being complete and correct and in full force and effect on the date hereof, and no amendment or modification of any such document has been filed, recorded or is pending or contemplated except as provided for in this Agreement. Neither the Company nor UNEV Pipeline is in violation of any provision of its certificate of formation or limited liability company agreement.
4.4    No Conflicts or Violations; No Consents or Approvals Required.
(a)    The execution, delivery and performance by Seller of this Agreement and the other Seller Ancillary Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of Seller’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any Applicable Law or material Contract binding upon Seller. Except as set forth on Seller Disclosure Schedule 4.4, no Consent of any Governmental Entity or any other person is required for Seller in connection with the execution, delivery and performance of this Agreement and the other Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
(b)    The consummation of the transactions contemplated by this Agreement and the other Seller Ancillary Documents will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s or UNEV Pipeline’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any Applicable Law or material Contract binding upon the Company, UNEV Pipeline or the Pipeline. Except as set forth on Seller Disclosure Schedule 4.4, no Consent of any Governmental Entity or any other person is required for the Company or UNEV Pipeline in connection with the performance of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
4.5    Absence of Litigation. Except as set forth on Seller Disclosure Schedule 4.5, there is no Action pending or, to the knowledge of Seller, threatened against (i) the Company, the LLC Interests, the UNEV Membership Interests, UNEV Pipeline or the Pipeline or (ii) Seller or any of its Affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of Seller to perform its obligations and agreements under this Agreement or the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
4.6    Title to LLC Interests; Capitalization.
(a)    Seller is the record owner of and has good and valid title to the LLC Interests, free and clear of all Encumbrances, and sole and unrestricted voting power and power of disposition with respect to all of the LLC Interests. The Company is the record owner of and has good and valid title to the UNEV Membership Interests, free and clear of all Encumbrances (other than Permitted Encumbrances), and sole and unrestricted voting power and power of disposition with respect to the UNEV Membership Interests (except as restricted under the UNEV Pipeline LLC

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Agreement). Except for any claims arising under this Agreement, the Transportation Agreement to which any HollyFrontier Entity is a party and any other agreement entered into by Seller in accordance with this Agreement, Seller and its Affiliates have no claims of any kind against the Company, UNEV Pipeline or any of their respective officers, managers, directors or employees. The LLC Interests have been duly authorized and validly issued in accordance with Applicable Laws and the limited liability company agreement of the Company and are fully paid (to the extent required by the limited liability company agreement of the Company) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA). The UNEV Membership Interests have been duly authorized and validly issued in accordance with Applicable Laws and the UNEV Pipeline LLC Agreement and are fully paid (to the extent required by the UNEV Pipeline LLC Agreement) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).
(b)    There are no options or rights to purchase or acquire, or agreements, arrangements, commitments or understandings relating to, any of the LLC Interests, the UNEV Membership Interests or the Pipeline except pursuant to this Agreement, the Omnibus Agreement, the UNEV Pipeline LLC Agreement and the Option Agreement (which is being terminated simultaneously herewith). There are no (i) authorized or outstanding securities of or equity interests in the Company of any kind other than the LLC Interests, (ii) except pursuant to the Option Agreement (which is being terminated simultaneously herewith), there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating Seller or the Company to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any securities of or equity interest in the Company, and (iii) there are no outstanding securities or obligations of any kind of any of the Company that are convertible into or exercisable or exchangeable for any equity interest in the Company.
(c)    At the Closing, upon payment of the Purchase Price, Buyer will have the entire record and beneficial ownership of the LLC Interests, free and clear of all Encumbrances.
(d)    The limited liability company interests of UNEV Pipeline are held between the Company and Sinclair Transportation Company as set forth on Seller Disclosure Schedule 4.6(d), and the Company and Sinclair Transportation Company are the sole members of UNEV Pipeline. There are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating the Company, UNEV Pipeline or, to the knowledge of Seller, Sinclair Transportation Company to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any securities of or equity interest in UNEV Pipeline other than as provided under the UNEV Pipeline LLC Agreement. There are no outstanding securities or obligations of any kind of UNEV Pipeline that are convertible into or exercisable or exchangeable for any equity interest in UNEV Pipeline.
4.7    No Undisclosed Liabilities. Except as set forth on Seller Disclosure Schedules 1.1, 4.5, 4.7 and 4.13, neither the Company nor UNEV Pipeline now has any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature, other than its obligations under the Construction Contracts, Permits and the Transportation Agreements, and neither the Company

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nor UNEV Pipeline, nor to Seller’s knowledge, any counterparty thereto, is currently in material breach of its obligations under the Construction Contracts and the Transportation Agreements.
4.8    No Employees. Neither the Company nor UNEV Pipeline now has nor ever has had any employees.
4.9    Taxes. Each of the Company and UNEV Pipeline has filed, on or before the applicable due date (including any extensions thereof), all material tax returns that it was required to file, and all such tax returns were accurate, correct, and complete in all material respects. All taxes due and owing by each of the Company and UNEV Pipeline have been paid in full or are being properly contested. The Company is, and at all times since the Conversion, has been, disregarded as an entity separate from Seller for U.S. federal income tax purposes, and no election has been filed on or before the Closing Date that would change such classification on or after the Closing Date. Prior to the Conversion, the Company was classified as a corporation for U.S. federal income tax purposes. UNEV Pipeline is, and at all times since its formation has been, classified as a partnership for U.S. federal income tax purposes, and no election has been filed on or before the Closing Date that would change such classification on or after the Closing Date.
4.10    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Seller who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.
4.11    Condition of Pipeline. Except as set forth on Seller Disclosure Schedule 4.11, to Seller’s knowledge, the Pipeline is in good operating condition and repair (normal wear and tear excepted), is free from material defects (patent and latent), is suitable for the purposes for which it is currently used and is not in need of material maintenance or repairs except for ordinary routine maintenance and repairs.
4.12    Title to Assets. Except as disclosed in Seller Disclosure Schedule 4.12, UNEV Pipeline owns, leases or has the legal right to use all the properties and assets used by UNEV Pipeline in the operation of its business, in each case subject to no Encumbrances, except Permitted Encumbrances. UNEV Pipeline’s assets consist of the Pipeline and the associated rights and obligations under the Construction Contracts relating to the construction of the Pipeline and the Transportation Agreements. Except as set forth in Seller Disclosure Schedule 4.12, UNEV Pipeline owns the Pipeline free and clear of all Encumbrances other than Permitted Encumbrances.
4.13    Permits. Except as set forth in Seller Disclosure Schedule 4.13, to Seller’s knowledge, UNEV Pipeline or the Operator own or hold all Permits. Except as set forth in Seller Disclosure Schedule 4.13, each Permit is in full force and effect, and UNEV Pipeline is in compliance with all of its obligations with respect thereto. Except as set forth in Seller Disclosure Schedule 4.13, to the knowledge of Seller, no event has occurred that causes, or upon the giving of notice or the lapse of time or otherwise would cause, revocation or termination of any Permit. All Permits shall be, subject to Permitted Encumbrances, owned or held by UNEV Pipeline or the Operator at Closing.

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4.14    Banking Relationships. Seller Disclosure Schedule 4.14 sets forth a complete and accurate list of all accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements and certificates of deposit that each of the Company and UNEV Pipeline has with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company or UNEV Pipeline in respect of the foregoing. No person holds any power of attorney or similar authority from the Company or UNEV Pipeline with respect to such accounts.
4.15    Representations Relating to the Unit Consideration. Seller is acquiring the Unit Consideration for its own account for investment, and not with a view to any distribution or resale thereof in violation of the Securities Act of 1933, as amended, (including the rules and regulations promulgated thereunder, the “Securities Act”), or any other applicable domestic or foreign securities law. Seller understands that the Units have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold such securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.
4.16    Compliance with Law. The activities currently conducted by Seller, the Company and UNEV Pipeline with respect to the Pipeline are in compliance in all material respects with all Applicable Laws.
4.17    Material Contracts. Except as set forth on Seller Disclosure Schedule 4.17, and other than the Construction Contracts and Transportation Agreements, there are no material Contracts relating to the activities currently conducted by UNEV Pipeline with respect to the Pipeline, or by which the Company, UNEV Pipeline or the Pipeline are bound. “Material Contracts” means the Construction Contracts, Transportation Agreements and the Contracts set forth on Seller Disclosure Schedule 4.17. The Transportation Agreements have not been amended, modified or terminated.
4.18    Seller Security. Seller Disclosure Schedule 4.18 contains a true and complete listing of the cash collateral, letters of credit, and guaranties in effect as of the date of this Agreement securing the performance of UNEV Pipeline under the Material Contracts and other obligations of UNEV Pipeline with respect to the activities currently conducted by UNEV Pipeline with respect to the Pipeline.
4.19    Insurance. All insurance policies covering UNEV Pipeline or its operations and assets provided by Seller (which, for the avoidance of doubt, excludes insurance policies covering UNEV Pipeline or its operations and assets provided by the Partnership and its Affiliates) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Such policies, including without limitation products liability insurance, (a) are sufficient for compliance in all material respects with all requirements of

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Applicable Law and of all Material Contracts for matters covered by such policies, and (b) are, to the knowledge of Seller, valid policies, enforceable against UNEV Pipeline and the other parties thereto, in accordance with their respective terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
4.20     Legends. Seller understands that the certificates or other instruments representing the Unit Consideration shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PARTNERSHIP SHALL HAVE BEEN DELIVERED TO THE PARTNERSHIP TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP DATED AS OF JULY 13, 2004, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.
4.21    WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OMNIBUS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PIPELINE INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PIPELINE GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE PIPELINE AND RELATED RIGHTS-OF-WAY INCLUDED IN THE PIPELINE, (II) THE INCOME TO BE DERIVED FROM THE PIPELINE, (III) THE SUITABILITY OF THE PIPELINE FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE PIPELINE OR ITS OPERATION WITH ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION ANY

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ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PIPELINE. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE LLC INTERESTS, THE COMPANY, THE UNEV MEMBERSHIP INTERESTS OR THE PIPELINE FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE INDIRECT TRANSFER AND CONVEYANCE OF THE PIPELINE SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE PIPELINE IS INDIRECTLY TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE LLC INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LLC INTERESTS, THE COMPANY, THE UNEV MEMBERSHIP INTERESTS OR THE PIPELINE THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT.
Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Buyer hereby represents and warrants to Seller that as of the date of this Agreement:
5.1    Organization. Buyer is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.
5.2    Authorization. Buyer has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents to which it is a party. The execution, delivery, and performance by Buyer of this Agreement and the Buyer Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each such Buyer Ancillary Document executed or to be executed Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability

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of certain equitable remedies (such as specific performance) in certain instances.
5.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of Buyer’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law or material contract binding upon Buyer. Except as set forth on Buyer Disclosure Schedule 5.3, no Consent of any Governmental Entity or any other person is required for Buyer in connection with the execution, delivery and performance of this Agreement and the other Buyer Ancillary Documents to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby.
5.4    Absence of Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates relating to the transactions contemplated by this Agreement or the Buyer Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of Buyer to perform its obligations and agreements under this Agreement or the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
5.5    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement.
5.6    Validity of Profits Interest. The Profits Interest have been duly and validly authorized in accordance with Applicable Laws and Buyer’s organizational documents and, when issued and delivered in accordance with the terms of this Agreement and the LLC Agreement, will be validly issued, fully paid (to the extent required under Buyer’s organizational documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA).
Article VI
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership hereby represents and warrants to Seller that as of the date of this Agreement:
6.1    Organization. The Partnership is an entity duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.
6.2    Authorization. The Partnership has full limited partnership power and authority to execute, deliver, and perform this Agreement and any Ancillary Documents to which it is a party. The execution, delivery, and performance by the Partnership of this Agreement and the Ancillary Documents and the consummation by the Partnership of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action of the Partnership. This Agreement has been duly executed and delivered by the Partnership and constitutes, and each

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such Ancillary Document executed or to be executed by the Partnership has been, or when executed will be, duly executed and delivered by the Partnership and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
6.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Partnership of this Agreement and the Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of the Partnership’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law or material contract binding upon the Partnership. Except as set forth on Partnership Disclosure Schedule 6.3, no Consent of any Governmental Entity or any other person is required for the Partnership in connection with the execution, delivery and performance of this Agreement and the other Ancillary Documents to which the Partnership is a party or the consummation of the transactions contemplated hereby and thereby.
6.4    Absence of Litigation. There is no Action pending or, to the knowledge of the Partnership, threatened against the Partnership or any of its Affiliates relating to the transactions contemplated by this Agreement or which, if adversely determined, would reasonably be expected to materially impair the ability of the Partnership to perform its obligations and agreements under this Agreement or the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
6.5    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Partnership who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement.
6.6    Validity of Aggregate Units. The Common Units comprising the Unit Consideration and the limited partner interests represented thereby have been duly and validly authorized by the Partnership’s organizational documents and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership’s organizational documents) and nonassessable (except as such nonassessability may be affected by Section 17 607 of the Delaware Revised Uniform Limited Partnership Act).
6.7    No Knowledge of Breach. The Partnership has no knowledge that any of the representations and warranties of Seller in Sections 4.4(a)(ii), 4.4(b)(ii), 4.5, 4.7, 4.8, 4.11, 4.12, 4.13, 4.14, 4.16 and 4.17 as modified by the information set forth in the corresponding Seller Disclosure Schedules attached hereto are not true and correct in all material respects.
Article VII

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COVENANTS
7.1    Cooperation. Seller shall cooperate with Buyer and assist Buyer in identifying all licenses, authorizations, permissions or Permits necessary for the Company’s and UNEV Pipeline’s operations from and after the Closing Date and where permissible, transfer existing Permits, if any, to Buyer or Operator, as applicable, or, where not permissible or applicable, assist UNEV Pipeline, Buyer or Operator, as applicable, in obtaining new Permits at no cost, fee or liability to Seller.
7.2    Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.
7.3    Listing of Unit Consideration on New York Stock Exchange. The Partnership shall provide notice of issuance of the Unit Consideration to the New York Stock Exchange promptly upon such issuance.
Article VIII
ADDITIONAL AGREEMENTS
8.1    Further Assurances. After the Closing, each Party shall take such further actions, including obtaining Consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.
8.2    Tariff Increase. For a period of two years following the Closing, Seller shall not, and shall cause its Affiliates not to, object to any increase by UNEV Pipeline of, and Buyer may cause UNEV Pipeline to increase, the incentive tariff to ship on the Pipeline, subject to FERC rules, regulations and guidelines, in order to cover costs of defects, construction or environmental matters incurred by any of the Buyer Indemnified Parties related to the Pipeline that are discovered after the Closing but that arise out of events that occurred prior to the Closing; provided, however, that the foregoing shall not apply until the aggregate amount of such costs total $8,000,000, in which event the foregoing shall only apply to such costs in excess of $8,000,000; provided, further, that the foregoing shall not apply to such costs that arise out of or relate to any matter to the extent covered by an indemnity under ARTICLE IX of this Agreement, by an indemnity under the Omnibus Agreement, by effective insurance coverage or by a third party (whether by warranty, indemnity, insurance or otherwise). For the avoidance of doubt, this Section 8.2 does not prohibit tariff increases on the Pipeline in the ordinary course of business, such as for increases in the FERC index each year.
8.3    Future Capacity Expansion. The Partnership and Buyer agree that during the term of the Transportation Agreement between HollyFrontier Refining & Marketing LLC and UNEV

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Pipeline, as amended from time to time, if the Pipeline is unable to transport Seller’s (or any of its wholly-owned subsidiaries’) desired volume or is reasonably expected to be unable to transport such party’s desired volume following the Woods Cross Expansion Completion Date, the Partnership will cause UNEV Pipeline to expand the Pipeline (for example, by installing one or more  additional pump stations of a size and in one or more locations), in the most expedited economically reasonable manner, that would add sufficient pipeline capacity to meet the additional transportation requirements, subject to:
(a)    execution by Seller (or any of its applicable subsidiaries) of an agreement for long-term, committed transportation services for the additional volumes on the Pipeline;
(b)    compliance with the requirements of the LLC Agreement (as amended, supplemented or modified after the date hereof) and Applicable Law; and
(c)    having an acceptable common carrier rate under the Federal Energy Regulatory Commission regulations;
provided, that, notwithstanding the foregoing, the Partnership shall not be required to pursue the expansion if such expansion would result in UNEV Pipeline receiving less than a 15% unlevered rate of return on the actual capital cost incurred by UNEV Pipeline with respect to such expansion.
Article IX
INDEMNIFICATION
9.1    Indemnification of Buyer and Seller. From and after the Closing and subject to the provisions of this ARTICLE IX, (i) Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer and the Partnership agree, jointly and severally, to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs. Notwithstanding any provision in this Agreement to the contrary, to the extent any Buyer Indemnified Costs are incurred by or attributable to UNEV Pipeline (a) the amount of Buyer Indemnified Costs that the Buyer Indemnified Parties are entitled to recover under this Article IX shall be limited to an amount that is the product of (x) the amount of the Buyer Indemnified Costs, multiplied by (y) the Company’s percentage ownership interest in UNEV Pipeline at the time such Buyer Indemnified Costs were incurred by UNEV Pipeline and (b) payment with respect to such Buyer Indemnified Costs shall be directed to, for the benefit of and recoverable solely by, the Company or its designee (and not UNEV Pipeline).
9.2    Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to Seller or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this ARTICLE IX unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

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(d)    The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);
(e)    The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;
(f)    The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and
(g)    The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.
The Parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this ARTICLE IX and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
9.3    Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 9.4(a), the failure of the Indemnified Party to exercise promptness

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in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.
9.4    Limitations. The following provisions of this Section 9.4 shall limit the indemnification obligations hereunder:
(a)    Limitation as to Time. The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this ARTICLE IX with respect to claims for breaches of the representations and warranties under this Agreement unless a written claim for indemnification in accordance with Section 9.2 or Section 9.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Dallas, Texas time, on the first anniversary of the Closing Date; provided, however, that the Indemnifying Party shall be liable for Indemnified Costs with respect to claims for indemnification for breach of the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.6 (Title to LLC Interests; Capitalization), 4.9 (Taxes), 4.21 (Waivers and Disclaimers), 5.1 (Organization), 5.2 (Authorization), 5.6 (Validity of Profits Interest), 6.1 (Organization), 6.2 (Authorization), 6.6 (Validity of Aggregate Units) and 6.7 (No Knowledge of Breach) (collectively, the “Fundamental Representations”) if a written claim for indemnification in accordance with Section 9.2 or Section 9.3 is given by the Indemnified Party to the Indemnifying Party at any time prior to the expiration of the applicable statute of limitations; provided further, however, that any representation and warranty that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 9.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated. For the avoidance of doubt, the limitations set forth in this Section 9.4(a) shall not apply to claims for Buyer Indemnified Costs relating to matters set forth on Seller Disclosure Schedule 1.1.
(b)    Limitation as to Amount of Indemnification for Breaches of Representations and Warranties. Solely with respect to Buyer Indemnified Costs arising out of breaches of the representations and warranties of Seller under this Agreement, (1) Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 9.1, until the aggregate amount of all Buyer Indemnified Costs arising out of breaches of the representations and warranties of Seller under this Agreement exceeds $2,000,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for the Buyer Indemnified Costs arising out of breaches of such representations and warranties in excess of the Deductible; and (2) the aggregate amount of all Buyer Indemnified Costs arising out of breaches of the representations and warranties of Seller under this Agreement for which Seller shall be liable pursuant to Section 9.1, shall not exceed $15,000,000 (the “Cap”); provided, however, that the Deductible and the Cap shall not apply to claims for Buyer Indemnified Costs relating to breaches of the Fundamental Representations; provided, further, that the Deductible shall be counted towards the satisfaction of the Cap such that the aggregate amount of Buyer Indemnified Costs for which Seller may be liable under Section 9.1 relating to claims for which the Deductible and Cap apply shall in no event exceed $13,000,000. For the avoidance of doubt, the limitations set forth in this Section 9.4(b) shall not apply to claims for Buyer Indemnified Costs relating to matters set forth on Seller Disclosure Schedule 1.1.
(c)    Amount of Damages for Breaches of Section 6.7. The amount of Seller

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Indemnified Costs with respect to any claims for breaches of the representation by Buyer set forth in Section 6.7 (No Knowledge of Breach) shall be deemed to be equal to the amount of Buyer Indemnified Costs, if any, for which the Buyer Indemnified Parties are seeking or have sought indemnification under this ARTICLE IX with respect to the breach of a representation or warranty of Seller of which the Partnership had knowledge that resulted in the breach of Section 6.7.
(d)    Limitation as to Amount of Indemnification for Matters Set Forth on Seller Disclosure Schedule 1.1. Solely with respect to Buyer Indemnified Costs relating to matters set forth on Seller Disclosure Schedule 1.1, Seller shall only be required to pay or be liable for, and Buyer Indemnified Parties shall only be entitled to recover, 75% of the Buyer Indemnified Costs for which Seller would otherwise be liable under Section 9.1 (after giving effect to the last sentence of Section 9.1) with respect to such matters.
(e)    Sole and Exclusive Remedy. Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, Buyer’s and the other Buyer Indemnified Parties’ and Seller’s and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this ARTICLE IX. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Omnibus Agreement.
9.5    Tax Related Adjustments. Seller and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their tax returns as an adjustment to the Cash Consideration component of the Purchase Price.
Article X
MISCELLANEOUS
10.1    Expenses. Except as provided in Section 3.4 of this Agreement, or as provided in the Ancillary Documents or the Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense.
10.2    Notices.
(a)    Any notice or other communication given under this Agreement or the Omnibus Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
Notices to Seller:

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HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attention: President
Email address: president@hollyfrontier.com with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attention: General Counsel
Email address: generalcounsel@hollyfrontier.com
Notices to Buyer:

HEP UNEV Holdings LLC
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attention: President
Email address: president@hollyenergy.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attention: General Counsel
Email address: generalcounsel@hollyenergy.com
(b)    Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.2.
10.3    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
10.4    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of

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another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.5    Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of Seller, Buyer or any of their Affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Seller, Buyer and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Seller, Buyer or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
10.6    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
10.7    Assignment of Agreement. At any time, the Parties may make a collateral

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assignment of their rights under this Agreement to any of their bona fide lenders or debt holders, or a trustee or a representative for any of them, and the non-assigning Parties shall execute an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested; provided, however, that unless written notice is given to the non-assigning Parties that any such collateral assignment has been foreclosed upon, such non-assigning Parties shall be entitled to deal exclusively with Seller, Buyer or the Partnership, as the case may be, as to any matters arising under this Agreement, the Ancillary Documents or the Omnibus Agreement (other than for delivery of notices required by any such collateral assignment). Except as otherwise provided in this Section 10.7, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.
10.8    Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
10.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.10    Director and Officer Liability. The directors, managers, officers, partners and stockholders of the Partnership, Seller, Buyer, and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than, if applicable, as a direct party to or an assignee of this Agreement or pursuant to a written guarantee.
10.11    Integration. This Agreement, the Ancillary Documents and the Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Ancillary Documents and the Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Omnibus Agreement.
10.12    Effect of Agreement. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with the Omnibus Agreement, the terms and provisions of the Omnibus Agreement shall control.
10.13    Amendment; Waiver. This Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
Article XI
INTERPRETATION

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11.1    Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(c)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(d)    the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(e)    a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex or Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(f)    each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail;
(g)    the term “cost” includes expense and the term “expense” includes cost;
(h)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(i)    the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;
(j)    any reference to a statute, regulation or Applicable Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(k)    currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(l)    unless the context otherwise requires, all references to time shall mean time in Dallas, Texas;
(m)    whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and
(n)    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
11.2    References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly

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requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
[The Remainder of this Page is Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.
SELLER:

HOLLYFRONTIER CORPORATION

By:    /s/ Michael C. Jennings
Name:    Michael C. Jennings

Title:	Chief Executive Officer and President
BUYER:

HEP UNEV HOLDINGS LLC

By:    /s/ Matthew P. Clifton
Name:    Matthew P. Clifton
Title:    Chief Executive Officer and President
PARTNERSHIP:

HOLLY ENERGY PARTNERS, L.P.

By:    HEP Logistics Holdings, L.P.
    its General Partner

    By:    Holly Logistic Services, L.L.C.
        its General Partner

        By: /s/ Matthew P. Clifton
        Name:    Matthew P. Clifton
Title:    Chief Executive Officer and                 President